Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of October 31, 2009 (the “Effective Date”) between SILICON VALLEY BANK, a California corporation (“Bank”), and NETLIST, INC., a Delaware corporation (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank.  The parties agree as follows:

1                                         ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP.  Calculations and determinations must be made following GAAP.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2                                         LOAN AND TERMS OF PAYMENT

2.1                               Promise to Pay.  Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1                     Revolving Advances.

(a)                                  Availability.  Subject to the terms and conditions of this Agreement and to deduction of Reserves (without duplication of the BB Blocked Amount component of the Borrowing Base), Bank shall make Advances not exceeding the Availability Amount.  Amounts borrowed hereunder may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b)                                 Streamline Period.  During or in respect of certain periods of time as to which the Streamline Requirements are all met (each such period, subject to the provisions of this Section 2.1.1(b), a “Streamline Period”): (i) Borrower’s reporting requirements shall be reduced, (ii) certain proceeds shall be deposited in Borrower’s operating account(s) instead of being applied to the Advances; (iii) the interest rate applicable to outstanding Advances shall be lower; and (iv) no Collateral Handling Fee shall be payable; in each case, as set forth in other provisions of this Agreement.  Such a Streamline Period shall be deemed to be in effect as of the Effective Date.  If at any time during any Streamline Period the Streamline Requirements are not met, upon written notice from Bank to Borrowing Agent the Streamline Period shall immediately cease to be effective, and any terms or conditions of this Agreement that are dependent upon the existence of a Streamline Period will immediately revert to the respective terms and conditions that are to be in force when a Streamline Period is not in effect, without the need for any further action on the part of Bank or Borrower.  Further, if following the cessation of a Streamline Period the Streamline Requirements are thereafter satisfied for 30 consecutive days, Borrowing Agent may elect to again put a Streamline Period into effect (which new Streamline Period shall commence on the first day of the applicable subsequent month) pursuant to the terms hereof by giving Bank at least 5 Business Days prior written notice of such election (including the proposed start date of such new Streamline Period).  Thus, it is the intention of the parties that Borrower has the opportunity for successive Streamline Periods to apply when and to the extent the conditions thereto are satisfied.

(c)                                  Termination; Repayment.  The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

2.1.2                     Letters of Credit Sublimit.

(a)                                  Subject to the Overall Sublimit in Section 2.1.5 below, as part of the Revolving Line, Bank shall issue or have issued Letters of Credit denominated in Dollars or a Foreign Currency for Borrower’s account. The aggregate Dollar Equivalent amount utilized for the issuance of Letters of Credit shall at all times reduce the amount otherwise available for Advances under the Revolving Line. The aggregate amount available to be used for the issuance of Letters of Credit is Two Million Five Hundred Thousand Dollars ($2,500,000) (the “LC Sublimit”), subject to the Overall Sublimit in Section 2.1.5 below, and in addition may not exceed the Availability Amount.

(b)                                 If, on the Revolving Line Maturity Date (or the effective date of any termination of this Agreement), there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to 105% of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit.  All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”).  Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.  Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.

(c)                                  The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

(d)                                 Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency.  If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the Dollar Equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges).

(e)                                  To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit.  The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate.  The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.

2.1.3                     Foreign Exchange Sublimit.  Subject to the Overall Sublimit in Section 2.1.5 below, as part of the Revolving Line, Borrower may enter into foreign exchange contracts with Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Forward Contract”) on a specified date (the “Settlement Date”).  FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract (the “FX Reserve”). Subject to the Overall Sublimit in Section 2.1.5 below, the aggregate amount of FX Forward Contracts at any one time may not exceed ten (10) times the lesser of (A) Two Million Five Hundred Thousand Dollars ($2,500,000.00) (the “FX Sublimit”), or (B) the lesser of the Maximum Revolver Amount or the Borrowing Base, minus (i) the sum of all outstanding principal amounts of any Advances (including any amounts used for Cash Management Services), and minus (ii) the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve).  The amount otherwise available for Credit Extensions under the Revolving Line shall be reduced by an amount equal to ten percent (10%) of each outstanding FX Forward Contract (the “FX Reduction Amount”).  Any amounts needed to fully reimburse Bank for any amounts not paid by Borrower in connection with FX Forward Contracts will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.1.4                     Cash Management Services Sublimit.  Subject to the Overall Sublimit in Section 2.1.5 below, Borrower may use up to Two Million Five Hundred Thousand Dollars ($2,500,000) (the “CMS Sublimit”) of the Revolving Line for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”).  Any amounts Bank pays on behalf of Borrower for any Cash Management Services as a result of Borrower’s failure to pay its obligations with respect thereto on a timely basis (as opposed to Borrower’s mere utilization of the Cash Management Services products) will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.1.5                     Overall Aggregate Sublimit.  In no event shall the total amount of (i) all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), plus (ii) the FX Reserve, plus (iii) the amount of the Revolving Line utilized for Cash Management Services, at any time exceed Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate  (the “Overall Sublimit”).

2.2                               Overadvances. .. If at any time or for any reason any one or more of the following occurs (in any such case, an “Overadvance”):

(a) the sum of (i) the outstanding principal amount of any Advances (including any amounts used for Cash Management Services), plus (ii) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), plus (iii) the FX Reduction Amount exceeds the lesser of either the Maximum Revolver Amount  or the Borrowing Base; or

(b) the aggregate face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) under this Agreement, plus any Letter of Credit Reserve under this Agreement, exceeds the LC Sublimit; or

(c) the FX Reduction Amount under this Agreement exceeds the FX Sublimit; or

(d) the aggregate amount of Obligations in respect of Cash Management Services under this Agreement exceeds the CMS Sublimit;

(e) the sum of the aggregate face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) under this Agreement, plus any Letter of Credit Reserve under this Agreement, plus the FX Reduction Amount under this Agreement, plus the aggregate amount of Obligations in respect of Cash Management Services under this Agreement, exceeds the Overall Sublimit;

then, Borrower shall immediately pay to Bank in cash such Overadvance.  Without limiting Borrower’s obligation to repay Bank any amount of the Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

2.3                               Payment of Interest on the Credit Extensions.

(a)                                  Advances.  Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a per annum rate equal to the following: (i) at all times that a Streamline Period is in effect, one and one-quarter of one percentage points (1.25%) above the Prime Rate; and (ii) at all times that a Streamline Period is not in effect, two and one-quarter of one percentage points (2.25%) above the Prime Rate; which interest shall be payable monthly in accordance with Section 2.3(f) below.

(b)                                 Default Rate.  Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points (5.00%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless Bank otherwise elects from time to time in its sole discretion to impose a smaller increase.  Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations.  Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c)                                  Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d)                                 Debit of Accounts.  Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due.  These debits shall not constitute a set-off.

(e)                                  Minimum Monthly Interest.  In the event the aggregate amount of interest earned by Bank in any month (exclusive of any collateral monitoring fees, unused line fees, or any other fees and charges hereunder) is less than Three Thousand Seven Hundred Fifty Dollars ($3,750.00) (the “Minimum Monthly Interest”), Borrower shall pay Bank an amount, payable on the last day of such month, in an amount equal to the (i) Minimum Monthly Interest minus (ii) the aggregate amount of all interest earned by Bank (exclusive of any collateral monitoring fees, unused line fees, float charge, or any other fees and charges hereunder) in such month.

(f)                                    Payment; Interest Computation; Float Charge.  Interest is payable monthly on the last calendar day of each month and shall be computed on the basis of a 360-day year for the actual number of days elapsed.  In computing interest, (i) all Payments received after 12:00 p.m. Pacific time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.  In addition, Bank shall be entitled to charge Borrower a “float” charge in an amount equal to three (3) Business Days interest, at the interest rate applicable to the Advances whether or not any Advances are outstanding, on all Payments received by Bank.  Such float charge is not included in interest for purposes of computing Minimum Monthly Interest (if any) under this Agreement.  The float charge for each month shall be payable on the last day of the month.  Bank shall not, however, be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Bank in its good faith business judgment, and Bank may charge Borrower’s Designated Deposit Account for the amount of any item of payment which is returned to Bank unpaid.

2.4                               Fees.  Borrower shall pay to Bank:

(a)                                  Commitment Fee.  A fully earned, non-refundable commitment fee of Twenty Five Thousand Dollars ($25,000.00), on the Effective Date; and

(b)                                 Letter of Credit Fee.  Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, upon the issuance of such Letter of Credit, each anniversary of the issuance during the term of such Letter of Credit, and upon the renewal of such Letter of Credit by Bank; and

(c)                                  [intentionally omitted]

(d)           [intentionally omitted]

(e)                                  Collateral Monitoring Fee.  A monthly collateral monitoring fee of $1,500.00, payable in arrears on the last day of each month (prorated for any partial month at the beginning and upon termination of this Agreement); provided, however, that no such collateral monitoring fee shall be due in respect of any month during which at all times a Streamline Period is in effect; and

(f)                                    Bank Expenses.  All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement and the other Loan Documents) incurred through and after the Effective Date, when due (or, if there is no stated due date, upon demand by Bank.

2.5                               Payments; Application of Payments.

(a)                                  All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in U.S. Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific time on the date when due.  Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b)                                 All payments with respect to the Obligations may be applied in such order and manner as Bank shall determine in its sole discretion.  Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

3                                         CONDITIONS OF LOANS

3.1                               Conditions Precedent to Initial Credit Extension.  Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)                          Borrower and Guarantor shall have delivered duly executed original signatures to the Loan Documents to which it is a party, including this Agreement, the Guaranty, the Guarantor Security Agreement, the IP Security Agreement, the Intercompany Subordination Agreement, and one or more Control Agreements relative to all Collateral Accounts maintained with any affiliate of Bank;

(b)                                 Borrower and Guarantor shall have delivered duly executed original signatures to one or more Control Agreements relative to all Collateral Accounts maintained with any institution (other than Bank or any affiliate of Bank), except to the extent expressly not required under Section 6.8(b);

(c)                                  Borrower shall have delivered: (i) its Operating Documents; and (ii) good standing certificates with respect to Borrower issued by the applicable Secretary of State -- and, if separate, the state tax authority -- of the jurisdiction of organization of Borrower and the applicable Secretary of State -- and, if separate, the state tax authority of the jurisdictions (other than the applicable jurisdiction of organization of Borrower) in which Borrower’s failure to be duly qualified or licensed would constitute a Material Adverse Change, in each case, as of a date no earlier than thirty (30) days prior to the Effective Date;

(d)                                 Guarantor shall have delivered: (i) its Operating Documents; and (ii) good standing certificates with respect to Guarantor issued by the applicable Secretary of State -- and, if separate, the state tax authority -- of the jurisdiction of organization of Guarantor and the applicable Secretary of State -- and, if separate, the state tax authority of the jurisdictions (other than the applicable jurisdiction of organization of Guarantor) in which Guarantor’s failure to be duly qualified or licensed would constitute a “Material Adverse Change” (as such term is defined in the Guarantor Security Agreement), in each case, as of a date no earlier than thirty (30) days prior to the Effective Date;

(e)                                  Borrower shall have delivered duly executed original signatures to the completed Borrowing Resolutions for Borrower;

(f)                                    Guarantor shall have delivered duly executed original signature(s) to the completed certified resolutions & incumbency certificate of Guarantor;

(g)                                 the Perfection Certificate of Borrower, together with the duly executed original signatures thereto;

(h)                                 Borrower shall have delivered evidence reasonably satisfactory to Bank that the insurance policies required by Section 6.7 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank;

(i)                                     with respect to Borrower and each Guarantor, Bank shall have received certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, reflecting Bank’s financing statements filed of record with respect to Bank’s Liens, and accompanied by written evidence (including any UCC termination statements) that the Liens (other than the Bank’s Liens) indicated in any financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released. Without limiting the generality of the foregoing, Bank shall receive either (1) evidence (satisfactory to Bank) of the due termination of record of, or (2) written authorization by the secured party to terminate of record, all financing statements filed against Borrower or Guarantor in favor of Wells Fargo, including (a) that certain UCC-1 financing statement, listing Borrower as debtor and Wells Fargo as secured party, filed with the Delaware Secretary of State on 5/15/2003 as File No. 31254302, and (b) that certain UCC-1 financing statement, listing Netlist Technology Texas LP as debtor and Wells Fargo as secured party, filed with the Texas Secretary of State on 1/02/2004 as File No. 04-0052779165;

(j)                                     the completion of the Initial Audit with results satisfactory to Bank in its good faith business judgment; and

(k)                                  payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof.

3.2                               Conditions Precedent to all Credit Extensions.  Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a)                                  except as otherwise provided in Section 3.5(a), timely receipt of an executed Transaction Report;

(b)                                 the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Transaction Report and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension.  Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c)                                  in Bank’s sole discretion, there has not been a Material Adverse Change.

3.3                               [intentionally omitted]

3.4                               Covenant to Deliver.

Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension.  Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

3.5                               Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, in order for Borrower to obtain an Advance (other than Advances under Sections 2.1.2, 2.1.3, or 2.1.4), Borrower, shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time on the Funding Date of the request for such Advance. Borrower must promptly deliver to Bank by electronic mail or facsimile a completed Transaction Report executed by a Responsible Officer or his or her designee.  Bank shall credit Advances to the Designated Deposit Account.  Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due.  Bank may rely on any telephone notice given by a person whom Bank in its good faith business judgment believes is a Responsible Officer or designee.

4                                         CREATION OF SECURITY INTEREST

4.1                               Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

4.2                               Priority of Security Interest.  Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject in lien priority only to those Permitted Liens that are expressly entitled to such priority over the security interests of Bank by operation of law or by written subordination agreement duly executed and delivered by Bank in favor of the holders of such Permitted Liens).  If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash.  Upon payment in full in cash of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.3                               Authorization to File Financing Statements.  Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.   Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

5                                         REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1                               Due Organization, Authorization; Power and Authority.  Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business.  In connection with this Agreement, Borrower has delivered to Bank a completed certificate, entitled “Perfection Certificate”.  Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement).  If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or (v) constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2                               Collateral.  (a) Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit account other than the deposit accounts with Bank and deposit accounts described in the Perfection Certificate delivered to Bank in connection herewith or as disclosed to Bank pursuant to Section 6.8(b), other than deposit accounts not required to be disclosed pursuant to Section 6.8(b). The Accounts are bona fide, existing obligations of the Account Debtors.

(b) The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate.  None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2. In the event that Borrower intends to store or otherwise deliver any portion of the Collateral with an aggregate value in excess of

$250,000 to any one or more bailees, then Borrower shall, promptly upon Bank’s request therefor, use commercially reasonable efforts to deliver to Bank a bailee agreement (in form and substance satisfactory to Bank in its good faith business judgment) duly executed by such bailee. In the event that Bank requests such a bailee agreement and Borrower uses such efforts but does not succeed in delivering such a bailee agreement, Bank may (in its good faith business judgment) maintain a Reserve with respect to the Collateral located with such bailee.

(c) With respect to any leased premises of Borrower at which Collateral with an aggregate value of more than $250,000 is located, Borrower shall, promptly upon Bank’s request therefor, use commercially reasonable efforts to deliver to Bank a landlord agreement (in form and substance satisfactory to Bank in its good faith business judgment) duly executed by the lessor of such leased premises. In the event that Bank requests such a landlord agreement and Borrower uses such efforts but does not succeed in delivering such a landlord agreement, Bank may (in its good faith business judgment) maintain a Reserve with respect to such leased premises.

(d) All Inventory is in all material respects of good and marketable quality, free from material defects.

(e) Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate.  Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part.  To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.

(f) Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.

5.3                               Accounts Receivable.

(a)                                  For each Account with respect to which Advances are requested, on the date each Advance is requested and made, such Account shall be an Eligible Account.

(b)                                 All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Eligible Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be.  Whether or not an Event of Default has occurred and is continuing, Bank may notify any Account Debtor owing Borrower money of Bank’s security interest in such funds and verify the amount of such Eligible Account.  All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations.  Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Transaction Report.  To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

5.4                               Litigation.  Except as expressly identified in the Perfection Certificate, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than $100,000 individually, or $250,000 in the aggregate.

5.5                               Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations as of the date of such financial statements, except that that interim financial statements may be subject to normal year-end audit adjustments (which will not be material in the aggregate) and need not contain footnote disclosures required by GAAP.  There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6                               Solvency.  The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7                               Regulatory Compliance.  Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower has complied in all material respects with the Federal Fair Labor Standards Act.  Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005.  Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business.  None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.

5.8                               Subsidiaries; Investments.  Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.9                               Tax Returns and Payments; Pension Contributions.  Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower.  Borrower may defer payment of any contested taxes (except for payroll taxes and other tax obligations subject to a federal tax lien), provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”.  Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower.  Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10                        Use of Proceeds.  Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11                        Full Disclosure.  No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12                        Indebtedness. Borrower is not liable for any Indebtedness other than Permitted Indebtedness.

5.13                        Definition of “Knowledge.”  For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

6                                         AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1                               Government Compliance.

(a)                                  Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations.  Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business.

(b)                                 Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its property.  Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2                               Financial Statements, Reports, Certificates.  Provide Bank with the following:

(a)                                  a Transaction Report (and any schedules related thereto): (i) at all times when a Streamline Period is in effect, monthly (within twenty (20) days after the end of each month) and at the time of each request for an Advance; and (ii) at all times when a Streamline Period is not in effect, weekly and at the time of each request for an Advance;

(b)                                 within twenty (20) days after the end of each month, (A) monthly accounts receivable agings, aged by invoice date, (B) monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, (C) monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports and general ledger, and (D) Deferred Revenue reports;

(c)                                  as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated and consolidating balance sheet and income statement covering Borrower’s and each of its Subsidiary’s operations for such month certified by a Responsible Officer and in a form acceptable to Bank (the “Monthly Financial Statements”);

(d)                                 within thirty (30) days after the last day of each month and together with the Monthly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks;

(e)                                  [intentionally omitted]

(f)                                    within thirty (30) days after the end of each fiscal year of Borrower (or more frequently as updated), (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the new fiscal year of Borrower, and (B) annual financial projections for the new fiscal year (on a quarterly basis) as approved by Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections;

(g)                                 as soon as available, and in any event concurrently with the delivery of the copy of (or link to) Borrower’s 10K report for the applicable fiscal year required under clause (h) below, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank in its reasonable discretion;

(h)                                 As long as Borrower is subject to the reporting requirements under the Exchange Act, within five (5) days of filing, copies (or a link to such documents on Borrower’s or another website on the Internet) of all periodic and other reports (including the Borrower’s 10K, 10Q, and 8K reports), proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be.  As to any information contained in the materials furnished pursuant to this clause (h), Borrower shall not be required separately to furnish such information under clause (g) but the foregoing shall not be in derogation of the obligation of Borrower to furnish the information and materials described in such clause (g) at the times specified therein.

(i)                                     within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt;

(j)                                     prompt written notice of (i) any material change in the composition of the Borrower’s  Intellectual Property, (ii) the registration of any copyright, including any subsequent ownership right of Borrower in or to any copyright, patent or trademark not previously disclosed in writing to Bank, and (iii) Borrower’s knowledge of an event that could reasonably be expected to materially and adversely affect the value of the Borrower’s Intellectual Property; and

(k)                                  prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of at least $100,000, individually, or at least $250,000, in the aggregate; and

(l)                                     other financial information reasonably requested by Bank.

6.3                               Accounts Receivable.

(a)                                  Schedules and Documents Relating to Accounts.  Borrower shall deliver to Bank transaction reports and schedules of collections, as provided in Section 6.2, on Bank’s standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein.  If requested by Bank, Borrower shall furnish Bank with copies (or, at Bank’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts.  In addition, Borrower shall deliver to Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.

(b)                                 Disputes.  Borrower shall promptly notify Bank of all disputes or claims relating to Accounts.  Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, no Credit Extension(s) shall exceed any limit set forth herein.

 (c)                               Collection of Accounts.  Until payment in full in cash of all Advances and all other Obligations relating to the Revolving Line (other than inchoate indemnity obligations) and Bank’s obligations to make Advances and any other Credit Extensions relating to the Revolving Line have terminated (provided that Borrower’s obligation under this sentence shall not end at a time when any Event of Default exists), Borrower shall be a party to a lockbox agreement in such form as Bank may specify in its good faith business judgment (the “Lockbox Agreement”) with Bank and a lockbox provider (the “Lockbox Provider”).  The Lockbox Agreement and Lockbox Provider shall be acceptable to Bank.  Borrower shall use the lockbox address as the payment address on all invoices issued by Borrower and shall direct all its Account Debtors to remit their payments to the lockbox address.  The Lockbox Agreement shall provide that the Lockbox Provider shall remit all collections received in the lockbox to Bank.  Upon Bank’s receipt of such collections, Bank shall apply the same as follows:

(i)                                    If a Streamline Period is in effect, Bank shall deposit such proceeds into the operating account of Borrower at Bank that is designated by Borrower; and

(ii)                                 If a Streamline Period is not in effect, Bank shall apply such proceeds to the outstanding Advances, and if all outstanding Advances have been paid in full, Bank shall deposit the remainder into the operating account of Borrower at Bank that is designated by Borrower; and

(iii)                              If a Default or Event of Default has occurred and is continuing, without limiting Bank’s other rights and remedies, Bank shall have the right to apply such proceeds pursuant to the terms of Section 9.4 hereof.

It is understood and agreed by Borrower that this Section does not impose any affirmative duty on Bank to do any act other than to turn over such amounts.  Without limitation on the foregoing, whether or not an Event of Default has occurred and is continuing, Borrower shall hold all payments on, and proceeds of, Accounts that Borrower receives, in trust for Bank, and Borrower shall immediately deliver all such payments and proceeds to Bank in their original form, duly endorsed, to be applied to the Obligations pursuant to the terms of Sections 2.5(b) and 9.4 hereof.

(d)                                 Returns.  Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) provide a copy of such credit memorandum to Bank, upon request from Bank.  In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Bank, and immediately notify Bank of the return of the Inventory.

(e)                                  Verification.  Bank may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Bank or such other name as Bank may choose.

(f)                                    No Liability.  Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account.  Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.

6.4                               Remittance of Proceeds.  Except as otherwise provided in Section 6.3(c), deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations (a) prior to an Event of Default, pursuant to the terms of Section 2.5(b) hereof, and (b) after the occurrence and during the continuance of an Event of Default, pursuant to the terms of Section 9.4 hereof; provided that, if no Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Bank the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of $25,000 or less (for all such transactions in any fiscal year).  Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Bank.  Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

6.5                               Taxes; Pensions.  Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.6                               Access to Collateral; Books and Records.  At reasonable times, on at least five (5) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books, which inspections (after the Initial Audit) shall be conducted no less frequently than twice per year, or more frequently as conditions may warrant in Bank’s good faith business judgment.  The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $850 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses.  In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedules the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of $1,000 plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

6.7                               Insurance.  Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank.  All property policies (but not Borrower’s D&O insurance) shall have a lender’s loss payable endorsement showing Bank as lender loss payee and waive subrogation against Bank.  All liability policies shall show, or have endorsements showing, Bank as an additional insured.  All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy.  At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments.  Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations.  Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Fifty Thousand Dollars ($50,000) with respect to any loss, but not exceeding One Hundred Thousand Dollars ($100,000) in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations.  If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.

6.8                               Operating Accounts.

(a)                          Borrower shall at all times maintain its, and its Subsidiaries’, primary domestic and international banking relationship (including foreign exchange activity) with Bank. Borrower shall at all times maintain on deposit with Bank not less than 85% of the aggregate dollar value of Borrower’s and such Subsidiaries’ domestic and international Collateral Accounts at all financial institutions.

(b)                                 As to any Collateral Accounts maintained with an institution other than Bank, Borrower shall cause such institution to enter into a Control Agreement in form acceptable to Bank in its good faith business judgment in order to perfect Bank’s first-priority security interest in such Collateral Accounts (to the extent that Bank determines in its good faith business judgment that a Control Agreement is necessary to perfect and protect such security interest), and each such Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to (i)  deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such; and (ii) Borrower’s (or its Subsidiary’s) Collateral Accounts located in China and relating to Borrower’s (or its Subsidiary’s) operations in Suzhou, China.

6.9                               Financial Covenants.

Maintain at all times, to be tested as of the last day of each month (unless otherwise noted), on a consolidated basis with respect to Borrower and its Subsidiaries:

(a)                                  Adjusted Quick Ratio.  An Adjusted Quick Ratio of at least 1.25 to 1.00.  As used herein, the term “Adjusted Quick Ratio” means, as of any date of determination and with respect to Borrower, the ratio of (i) the sum of (y) Borrower’s cash and Cash Equivalents that are unencumbered (except for Bank’s security interest) and unrestricted, plus (z) the aggregate net amount of Eligible Accounts, to (ii) Borrower’s Current Liabilities.

(b)                                 Profitability.  Measured as of the end of each of the following fiscal quarters, minimum Gross Profit of not less than the following [note — amounts within pointed brackets ( < $ > ) are negative amounts]:

Fiscal Quarter ending ...	Minimum Gross Profit
September 30, 2009	$	<415,000.00	>
December 31, 2009		$43,000.00

Fiscal Quarter ending ...	Minimum Gross Profit
March 31, 2010	$1,000,000.00
June 30, 2010	$2,000,000.00
September 30, 2010	$4,500,000.00
December 31, 2010	$6,500,000.00

6.10                        Protection and Registration of Intellectual Property Rights.

(a) Borrower shall:  (1) protect, defend and maintain the validity and enforceability of any and all of its Intellectual Property; (2) promptly advise Bank in writing of known material infringements of its Intellectual Property; and (3) not allow any Intellectual Property to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b) Borrower hereby represents and warrants that, as of the Effective Date, Borrower does not own any maskworks, computer software, or other copyrights of Borrower that are registered (or the subject of an application for registration) with the United States Copyright Office (collectively, the “Registered Copyrights”).  Borrower will NOT register with the United States Copyright Office (or apply for such registration of) any of Borrower’s maskworks, computer software, or other copyrights, unless Borrower: (i) provides Bank with at least fifteen (15) days prior written notice of its intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (ii) executes and delivers a security agreement or such other documents as Bank may reasonably request to maintain the perfection and priority of Bank’s security interest in the copyrights or mask works intended to be registered with the United States Copyright Office; and (iii) records such security agreement with the United States Copyright Office contemporaneously with or promptly (but in no event more than 10 days) after filing the copyright or mask work application(s) with the United States Copyright Office.  Borrower shall promptly provide to Bank a copy of the application(s) actually filed with the United States Copyright Office together with evidence of the recording of the security agreement necessary for Bank to maintain the perfection and priority of its security interest in the copyrights or mask works intended to be registered with the United States Copyright Office.  Borrower hereby represents and warrants that, as of the Effective Date, the IP Security Agreement identifies all Patents and Trademarks of Borrower that are registered (or the subject of an application for registration) with the United States Patent and Trademark Office. From and after the Effective Date, Borrower shall provide written notice to Bank of any application filed by Borrower in the United States Patent and Trademark Office for a Patent or to register a Trademark within 30 days after any such filing, and, upon the request of Bank, Borrower shall promptly execute and deliver a security agreement or such other documents as Bank may reasonably request with respect to such additional patents and/or Trademarks of Borrower that are registered (or the subject of an application for registration) with the United States Patent and Trademark Office. The foregoing notwithstanding, Bank shall not acquire any interest in any intent to use a federal trademark application for a trademark, servicemark, or other mark filed on Borrower’s behalf prior to the filing under applicable law of a verified statement of use (or equivalent) for such mark that is the subject of such application.

(c)                                  Provide written notice to Bank within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.11                        Litigation Cooperation.  From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and

Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.12                        Intercompany Debt.  All present and future indebtedness of Borrower and any Guarantor owed or owing to any one or more of Borrower, any Guarantor, or any other Affiliate of Borrower or any other Affiliate of any Guarantor shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on Bank’s standard form (the “Intercompany Subordination Agreement”).

6.13                        Subsidiaries.  As of the Effective Date, the Perfection Certificate identifies each direct or indirect Subsidiary of Borrower.  Without limiting any requirements for the Bank’s consent under one or more of Section 7.3 and Section 7.7, at the time that Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date, Borrower shall promptly notify Bank in writing of such formation or acquisition, and, if so requested by Bank, Borrower or such Guarantor shall (a) cause such new Subsidiary to provide to Bank: (i) either (y) a joinder to the Loan Agreement to cause such Subsidiary to become a co-borrower hereunder, or (z) a Guaranty and a Guarantor Security Agreement, together with (ii) such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Bank, and (c) provide to Bank all other documentation in form and substance satisfactory to Bank (including, if requested by Bank, one or more opinions of counsel satisfactory to Bank), which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above.  Any document, agreement, or instrument executed or issued pursuant to this Section 6.13 shall be a Loan Document.

6.14                        Further Assurances.  Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.  Deliver to Bank, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

7                                         NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1                               Dispositions.  Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; and (c) consisting of Permitted Liens and Permitted Investments.

7.2                               Changes in Business, Management, Control, or Business Locations.

(a) (i) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (ii) liquidate or dissolve; or (iii) have a change in senior management; or (iv)  permit or suffer any Change in Control.

(b) Without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Ten Thousand Dollars ($10,000) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name (whether such name is in English or French or otherwise), or (5) change any organizational number (if any) assigned by its jurisdiction of organization.  If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000) to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first receive the written consent of Bank, and such bailee shall execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion.

7.3                               Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary).  A Subsidiary of Borrower or any Guarantor that itself is not a Borrower or a Guarantor may enter into any merger or consolidation with another Subsidiary of Borrower that itself is not a Borrower or a Guarantor.

7.4                               Indebtedness.

(a) Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

(b) Without limiting the generality of Section 7.4(a), all present and future indebtedness of Borrower to its officers, directors, and equityholders (“Inside Debt”) shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on Bank’s standard form.  Borrower represents and warrants that there is no Inside Debt presently outstanding, except for the following: NONE. Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to Bank a subordination agreement on Bank’s standard form.

7.5                               Encumbrance.  Create, incur, allow, or suffer any Lien on any of the Collateral, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s Intellectual Property.

7.6                               Maintenance of Collateral Accounts.  Maintain any Collateral Account except pursuant to the terms of Section 6.8(b) hereof.

7.7                               Distributions; Investments.  (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock; and (iii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of Fifty Thousand Dollars ($50,000) per fiscal year; or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8                               Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9                               Subordinated Debt.  (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or the amount of any permitted payments thereof or adversely affect the subordination thereof to Obligations owed to Bank.

7.10                        Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8                                         EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1                               Payment Default.  Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date).  During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2                               Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.3, 6.4, 6.6, 6.8, 6.9, or 6.10 or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period).  Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3                               Material Adverse Change.  A Material Adverse Change occurs;

8.4                               Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) on deposit or otherwise maintained with Bank or any Bank Affiliate, or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business;

8.5                               Insolvency.  (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6                               Other Agreements.  There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Fifty Thousand Dollars ($50,000); or (b) any default by Borrower or Guarantor, the result of which could have a material adverse effect on Borrower’s or any Guarantor’s business;

8.7                               Judgments.  One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and the same are not, within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);

8.8                               Misrepresentations.  Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9                               Subordinated Debt or Lien.  Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect; any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder; a default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of such agreement; or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any such subordination, intercreditor, or other similar agreement;

8.10                        Guaranty.  (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.4, 8.5, 8.7, or 8.8. occurs with respect to any Guarantor, or (d) the death, liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor.

8.11                        Event of Default under other Loan Documents.  An event of default has occurred and is continuing under any other Loan Document (after giving effect to, but without duplication of, any applicable grace periods).

9                                         BANK’S RIGHTS AND REMEDIES

9.1                               Rights and Remedies. If an Event of Default has occurred and is continuing, Bank may, without notice or demand, do any or all of the following:

(a)                                  declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b)                                 stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c)                                  demand that Borrower (i) deposit cash with Bank in an amount equal to 105% of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d)                                 terminate any FX Forward Contracts;

(e)                                  verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds;

(f)                                    make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates.  Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g)                                 apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(h)                                 ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i)                                     place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j)                                     demand and receive possession of Borrower’s Books; and

(k)                                  exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2                               Power of Attorney.  Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to:  (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits.  Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder.  Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3                               Protective Payments.  If Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral.  Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4                               Application of Payments and Proceeds.  If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion.  Any surplus shall be paid to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency.  If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5                               Bank’s Liability for Collateral.  So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6                               No Waiver; Remedies Cumulative.  Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given.  Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative.  Bank has all rights and remedies provided under the Code, by law, or in equity.  Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver.  Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7                               Demand Waiver.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10                                  NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	NETLIST, INC.
51 Discovery, Suite 150 Irvine, CA 92618 Attn: Gail Itow, CFO Fax: 949.679.0113 Email: gitow@netlist.com

If to Bank:	Silicon Valley Bank 38 Technology Drive, Suite 150 Irvine, California 92618 Attn: Kurt Miklinski, Relationship Manager Fax: 949.790.9020 Email: kmiklinski@svb.com

11                                  CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

California law governs the Loan Documents without regard to principles of conflicts of law.  Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank.  Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court.  The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive.  The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers.  All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed.  If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief.  The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings.  The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings.  The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge.  The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a).  Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies.  The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12                                  GENERAL PROVISIONS

12.1                        Termination Prior to Revolving Line Maturity Date. On the Revolving Line Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable.  This Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank.  Notwithstanding any such termination, Bank’s lien and security interest in the Collateral and all of Bank’s rights and remedies under this Agreement shall continue until Borrower fully satisfies its Obligations.

12.2                        Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion).  Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.3                        Indemnification.  Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against:  (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.4                        Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

12.5                        Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6                        Correction of Loan Documents.  Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.

12.7                        Amendments in Writing; Waiver; Integration.  No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought.  Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document.  Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver.  The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.8                        Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9                        Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied.  The obligation of Borrower in Section 12.3 to indemnify the Indemnified Persons shall survive until all statutes of limitation with respect to the Claims, losses and expenses for which indemnity is given shall have run.

12.10                 Confidentiality.  In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use its commercially reasonable efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein.  Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

Bank may use confidential information for the development of databases, reporting purposes, and market analysis so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower.  The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.11                 Attorneys’ Fees, Costs and Expenses.  In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.12                 Electronic Execution of Documents.  The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.13                 Captions.  The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.14                 Construction of Agreement.  The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement.  In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.15                 Relationship.  The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement.  The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.16                 Third Parties.  Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13                                  DEFINITIONS

13.1                        Definitions.  As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative.  As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Advance” or “Advances” means an advance (or advances) under the Revolving Line.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Availability Amount” is the result of (a) the lesser of (i) Maximum Revolver Amount or (ii) the amount available under the Borrowing Base, minus (b) the aggregate Dollar Equivalent amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserve, minus (c) the FX Reduction Amount, minus (d) any amounts used for Cash Management Services, and minus (e) the outstanding principal balance of any Advances.

“Bank” is defined in the preamble hereof.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower or any Guarantor.

“Bankruptcy-Related Defaults” is defined in Section 9.1.

“BB Blocked Amount” is defined within the definition of “Borrowing Base”.

“Borrower” is defined in the preamble hereof

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” is (a) 80% (the “A/R Advance Rate” and also an “Advance Rate”) of Eligible Accounts minus (b) the amount of One Million Dollars ($1,000,000) (the “BB Blocked Amount”), as determined by Bank from Borrower’s most recent Transaction Report; provided, however, that Bank may decrease any one or more of the Advance Rates in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral or Borrower.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its Secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth in such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue.

“Cash Management Services” is defined in Section 2.1.4.

“Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing twenty-five percent (25%) or more of the combined voting power of Borrower’s then outstanding securities; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors (or equivalent) of Borrower (together with any new directors whose election by the Board of Directors (or equivalent) of Borrower was approved by a vote of not less than two-thirds of the directors (or equivalent) then still in office who either were directors (or equivalent) at the beginning of such period  or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors (or equivalent) then in office or (c) Borrower ceases to own, directly or indirectly, 100% of the voting securities of any Guarantor.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among (a) the depository institution at which Borrower or any Guarantor maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower or any Guarantor maintains a Securities Account or a Commodity Account, (b) Borrower or such Guarantor, and (c) Bank, pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance, Letter of Credit, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit.

“Current Liabilities” are all obligations and liabilities of Borrower to Bank, plus, without duplication, the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.3(b).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account, account number                           , maintained with Bank.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Effective Date” is defined in the preamble hereof.

“Eligible Accounts” means Accounts which arise in the ordinary course of Borrower’s business that are subject to Bank’s first-priority perfected security interests therein and meet all Borrower’s representations and warranties in Section 5.3.  Bank reserves the right upon prior written notice to Borrower at any time and from time to time after the Effective Date to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment.  Unless Bank otherwise agrees in writing, Eligible Accounts shall not include:

(a)                              Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms;

(b)                                 Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;

(c)                                  [intentionally omitted];

(d)                                 Accounts billed and/or payable outside of the United States;

(e)                                  Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business;

(f)                                    Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(g)                                 Accounts with credit balances over ninety (90) days from invoice date;

(h)                                 Accounts of Borrower owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed twenty-five percent (25%) (such percentage, the “Concentration Limit”) of all Eligible Accounts, to the extent of amounts that exceed that percentage, unless Bank approves in writing;

(i)                                     Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(j)                                     Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(k)                                  Accounts owing from an Account Debtor that has not been invoiced or where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(l)                                     Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(m)                               Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(n)                                 Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(o)                                 Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank in its sole discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);

(p)                                 Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue);

(q)                                 Accounts for which the Account Debtor has not been invoiced;

(r)                                    Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;

(s)                                  Accounts for which Borrower has permitted Account Debtor’s payment to extend beyond 90 days;

(t)                                    Accounts subject to chargebacks or others payment deductions taken by an Account Debtor (but only to the extent of the chargebacks or deductions);

(u)                                 Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(v)                                 Accounts for which Bank in its good faith business judgment determines collection to be doubtful; and

(w)                               other Accounts Bank deems ineligible in the exercise of its good faith business judgment.

Furthermore, Bank expressly reserves the right to exclude from Eligible Accounts any one or more Accounts owing from an Account Debtor which does not have its principal place of business in the United States, or those provinces or territories of Canada that have adopted the Personal Property Security Act, unless such Accounts are (i) covered in full by credit insurance satisfactory to Bank, less any deductible, (ii) supported by letter(s) of credit acceptable to Bank, (iii) supported by a guaranty from the Export-Import Bank of the United States, or (iv) otherwise approved by Bank in writing.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.

“FX Forward Contract” is defined in Section 2.1.3.

“FX Reduction Amount” is defined in Section 2.1.3.

“FX Reserve” is defined in Section 2.1.3.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Gross Profit” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination and as determined in accordance with GAAP, the gross profit (or loss) of Borrower and its Subsidiaries for such period taken as a single accounting period.

“Guarantor” is any present or future guarantor of the Obligations, including Netlist Technology Texas LP, a Texas limited partnership.

“Guarantor Security Agreement” is, with respect to each Guarantor, a security agreement (in form and substance satisfactory to Bank in its good faith business judgment) by such Guarantor in favor of Bank.

“Guaranty” is, with respect to each Guarantor, a continuing guaranty (in form and substance satisfactory to Bank in its good faith business judgment) by such Guarantor in favor of Bank, relative to Borrower.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.3.

“Initial Audit” is Bank’s inspection of Borrower’s Accounts, the Collateral, and Borrower’s Books, completed most recently prior to the Effective Date.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to Borrower or a Guarantor, all of Borrower’s or such Guarantor’s right, title, and interest in and to the following:

(a)                                  its Copyrights, Trademarks and Patents;

(b)                                 any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c)                                  any and all source code;

(d)                                 any and all design rights which may be available to Borrower or such Guarantor;

(e)                                  any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)                                    all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Intercompany Subordination Agreement” is defined in Section 6.12.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IP Security Agreement” is, individually and collectively, (a) any one or more Intellectual Property security agreements (in form and substance satisfactory to Bank in its good faith business judgment) now or hereafter executed and delivered by Borrower to Bank, and (b) any one or more Intellectual Property security agreements (in form and substance satisfactory to Bank in its good faith business judgment) now or hereafter executed and delivered by Guarantor to Bank.

“Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.

“Letter of Credit Application” is defined in Section 2.1.2(b).

“Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(e).

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Liquidity Condition” is the condition that the sum of (1) the aggregate amount of Borrower’s unencumbered (except for Bank’s security interest), unrestricted cash on deposit at Bank, plus (2) the Availability Amount, is at least $8,500,000.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, the Intercompany Subordination Agreement, the IP Security Agreements, any note, or notes or guaranties (including the Guaranty) or security documents (including the Guarantor Security Agreement), executed by Borrower or any Guarantor, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” is: (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; or (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower or any Guarantor; or (c) a material impairment of the prospect of repayment of any portion of the Obligations; or (d) Bank determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.

“Monthly Financial Statements” is defined in Section 6.2(c).

“Maximum Revolver Amount” is Five Million Dollars ($5,000,000).

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Overadvance” is defined in Section 2.2.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment” means all checks, wire transfers and other items of payment received by Bank (including proceeds of Accounts and payment of the Obligations in full) for credit to Borrower’s outstanding Credit Extensions or, if the balance of the Credit Extensions has been reduced to zero, for credit to its deposit accounts.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a)                                  Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b)                                 Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c)                                  unsecured Subordinated Debt;

(d)                                 unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e)                                  Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f)                                    Indebtedness, in an aggregate principal amount not to exceed Five Hundred Thousand Dollars ($500,000), secured by Permitted Liens described in clause (c) of the definition of “Permitted Liens”;

(g)                                 extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a)                                  Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate;

(b)                                 (i) Investments consisting of Cash Equivalents, and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Bank;

(c)                                  Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d)                                 Investments consisting of deposit accounts in which Bank has a perfected security interest;

(e)                                  Investments accepted in connection with Transfers permitted by Section 7.1;

(f)                                    Investments (i) by Borrower in Subsidiaries not to exceed Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate in any fiscal year and (ii) by Subsidiaries in Borrower;

(g)                                 Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(h)                                 Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and

(i)                                     Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary.

“Permitted Liens” are:

(a)                                  (1) Liens existing on the Effective Date and shown on the Perfection Certificate; (2) Liens arising under this Agreement and the other Loan Documents;

(b)                                 inchoate Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)                                  purchase money Liens (including the interests of lessors under capitalized leases): (i) on Equipment (and related software) acquired or held by Borrower incurred for financing the acquisition of the Equipment (and related software) securing no more than Five Hundred Thousand Dollars ($500,000) in the aggregate amount outstanding; or (ii) existing on Equipment (and related software) when acquired; in each case, only if such Lien is confined to such Equipment (and related software)  and related improvements, related accessions, related replacements, and the proceeds thereof;

(d)                                 inchoate Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA) provided that they have no priority over any of Bank’s Liens;

(e)                                  Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(f)                                    leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(g)                                 non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business;

(h)                                 Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7; and

(i)                                     Liens in favor of other financial institutions (not securing indebtedness for borrowed money owing to such financial institutions) arising in connection with Borrower’s deposit and/or securities accounts held at such institutions (if and to the extent permitted under this Agreement), provided that Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means, as of any date of determination, such amounts as Bank may from time to time establish and revise in its good faith business judgment, reducing the amount of Advances and other financial accommodations which would otherwise be available to Borrower (a) to reflect events, conditions, contingencies or risks which, as determined by Bank in its good faith business judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower or any Guarantor, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Bank’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Bank determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral.

“Revolving Line” is an Advance or Advances in an aggregate amount of up to the Maximum Revolver Amount outstanding at any time.

“Revolving Line Maturity Date” is the date 364 days following the Effective Date.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Settlement Date” is defined in Section 2.1.3.

“Streamline Period” is defined in Section 2.1.1(b).

“Streamline Requirements” are all of the following:  (a) no Default or Event of Default exists; and (b) Borrower meets the Liquidity Condition.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower or Guarantor.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness and current portion of Subordinated Debt permitted by Bank to be paid by Borrower, but excluding all other Subordinated Debt.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transaction Report” is that certain report of transactions and schedule of collections in the form attached hereto as Exhibit C.

“Transfer” is defined in Section 7.1.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

NETLIST, INC.

By
Name:
Title:

BANK:

SILICON VALLEY BANK

By
Name:
Title:

Signature Page

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to all personal property, including without limitation the following:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

{END OF EXHIBIT A}

EXHIBIT B

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:

The undersigned authorized officer of NETLIST, INC. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (1) Borrower is in complete compliance for the period ending                                with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.  Attached are the required documents supporting the certification.  The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes.  The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.  Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No
Annual financial statement (CPA Audited)	Concurrently with Form 10-K	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
A/R & A/P Agings; Deferred Revenue Report	Monthly within 20 days	Yes No
Transaction Reports

(i) if Streamline Period is in effect, monthly (within twenty (20) days after the end of each month) and at the time of each request for an Advance; and (ii) if Streamline Period is not in effect, weekly and at the time of each request for an Advance

Yes No

The following intellectual property was registered after the Effective Date (if no registrations, state “None”)

Financial Covenant	Required	Actual	Complies

Maintain on a Monthly Basis:
Minimum Adjusted Quick Ratio	1.25 : 1.00	: 1.00	Yes No

Maintain on a Quarterly Basis:
Minimum Gross Profit	See Section 6.9(b)	$	Yes No

The following financial covenant analysis and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above:  (If no exceptions exist, state “No exceptions to note.”)

NETLIST, INC.	BANK USE ONLY

Received by:
By:	AUTHORIZED SIGNER
Name:	Date:
Title:
Verified:
AUTHORIZED SIGNER
Date:

Compliance Status: Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

Adjusted Quick Ratio [Section 6.9(a) of Loan Agreement]

Actual:

A.	Borrower’s cash and Cash Equivalents that are unencumbered (except for Bank’s security interest) and unrestricted	$

B.	Aggregate net amount of Borrower’s Eligible Accounts	$

C.	Sum of line A plus line B	$

D.	Current Liabilities	$

E.	Adjusted Quick Ratio (line C divided by line D)	: 1.00

Is line F equal to or greater than 1.25 : 1.00 ?

☐ No, not in compliance	☐ Yes, in compliance

[continued on next page]

Minimum Gross Profit for any Fiscal Quarter [Section 6.9(b) of Loan Agreement]

Actual Gross Profit for the fiscal quarter most recently ended, i.e., on                       , 20    :

A.	Gross Profit of Borrower	$

Is line A equal to or greater than the amount required for such period under Section 6.9(b) of the Loan Agreement?

☐ No, not in compliance	☐ Yes, in compliance

EXHIBIT C

Transaction Report

[EXCEL spreadsheet to be provided separately from lending officer.]